EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3ASR of our reports dated February 24, 2023, relating to the financial statements of Enterprise Financial Services Corp and subsidiaries and the effectiveness of Enterprise Financial Services Corp and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enterprise Financial Services Corp and subsidiaries for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
St. Louis, Missouri
April 6, 2023